Exhibit 99.1

The Phoenix Group Corporation Announces Dispute With
Intrepid of Texas, Inc.

    Business Editors

        DALLAS--(BUSINESS WIRE)--July 18, 2002--The Phoenix
Group
Corporation (OTC Bulletin Board: PXGPE), a Dallas-based company, today announced that a dispute has arisen with respect to control of one of its subsidiaries, InterLink Home Health Care, Inc. A junior lender to
InterLink, Health Care Industry Fund, Ltd., has assigned its interest to Intrepid of Texas, Inc., which is a competitor to InterLink in the home health care industry. Intrepid has asserted that it has a right to operate InterLink based upon an alleged default in the loan agreement between InterLink and Health Care Industry Fund.
        Through various legal maneuvers, Intrepid is alleging control over the voting stock of InterLink and has attempted to elect new officers and directors of the company. The Phoenix Group Corporation is vigorously challenging these actions.
        DVI Business Credit Corporation, InterLink's senior lender, and
Intrepid each filed separate lawsuits in state court in Dallas, Texas on Monday. Both lenders sought temporary retraining orders against
InterLink seeking to exercise control over the management, operations, and accounts receivable of the company. Phoenix defeated the request of DVI on Monday afternoon in the state court.
        A hearing on Intrepid's request that was scheduled for
Tuesday
afternoon was cancelled when Intrepid placed InterLink into Chapter 11 bankruptcy. A hearing has been scheduled for 1:30 today.
        The Phoenix Group Corporation is vigorously pursuing all its legal remedies, including the filing of counterclaims and temporary restraining orders in connection with these events.
        The matters reported in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect The Phoenix Group
Corporation (OTC Bulletin Board: PXGPE) and its subsidiaries' business and prospects and cause actual results to differ materially from those forward-looking statements. Among the factors that could cause actual results to differ are Phoenix's operating history, competition, low barriers to entry, reliance on strategic relationships, rapid technological changes, timely development and market acceptance of products and Phoenix's ability to appropriately distribute its products and inability to complete transactions on favorable terms and those risks discussed in the Company's filings with the SEC.

    --30--LS/na*

    CONTACT: Phoenix Group Corporation, Dallas
             Ron Lusk, 214/382-3630
             info@pxgp.com
             www.interlinkhomehealth.com